Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the reference to our firm under the caption “Experts” in the Registration Statement on Form S-3 and related Prospectus of Lev Pharmaceuticals, Inc. for the shelf registration of up to $70,000,000 of its common stock, preferred stock, warrants and debt securities and to the incorporation by reference therein of our report dated March 23, 2007 on our audit of Lev Pharmaceuticals, Inc. and subsidiary’s consolidated financial statements as of December 31, 2006 and for the years ended December 31, 2006, December 31, 2005 and for the period from July 21, 2003 (inception) to December 31, 2006 included in the Annual Report on Form 10-KSB filed with the Securities and Exchange Commission.

/s/ Eisner LLP
New York, New York
May 18, 2007